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                                    AMENDMENT
                                 TO STATE TERMS
                     OF SERIES A REDEEMABLE PREFERRED STOCK
                                       OF
                            EVERGREEN RESOURCES, INC.

     4.3 SERIES A REDEEMABLE PREFERRED STOCK. The shares of this series of preferred stock shall be designated "Series A Redeemable Preferred Stock" (the "PREFERRED STOCK"), and the number of shares of the Preferred Stock which may be issued shall be ONE HUNDRED THOUSAND (100,000). The designations, preferences, limitations, relative rights and privileges in respect of the Preferred Stock are as follows:

          4.3.1 DIVIDENDS.

               4.3.1.1 The holders of Preferred Stock shall be entitled to receive monthly dividends, out of funds legally available therefor, accruing daily at a rate per share (the "DIVIDEND RATE") equal to (a) prior to December 31, 2000, $95 per annum per share, (b) after December 31, 2000, and until March 31, 2001, $215 per annum per share and (c) after March 31, 2000, $275 per annum per share, (said dividends to be appropriately adjusted for stock divisions, dividends, combinations, recapitalizations and reclassifications). Such dividends shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of capital stock of the Corporation but shall be payable only when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends. Payments of dividends shall be made in arrears, provided, however, that all accrued but unpaid dividends on the Preferred Stock must be paid, in arrears, in cash, before payment of any cash dividends on any other series or class of capital stock of the Corporation.

               Monthly dividend periods (each a "MONTHLY DIVIDEND PERIOD") shall commence on the first day of each month, in each year, except that the first Monthly Dividend Period shall commence on September 1, 2000, and shall end on and include the day immediately preceding the first day of the next Monthly Dividend Period. Dividends on the shares of Preferred Stock shall be payable on the last day of each month (a "DIVIDEND PAYMENT DATE"), commencing October 31, 2000; PROVIDED, HOWEVER, that no obligation to pay a dividend shall exist until such dividends are declared by the Board of Directors. Each such dividend shall be paid to the holders of record of the Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding thirty
(30) days preceding such Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.
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               If, on any Dividend Payment Date, all accrued and unpaid
dividends provided for in this SECTION 4.3.1.1 are not paid to the holders of the Preferred Stock (whether declared or undeclared), then such dividends shall cumulate with additional dividends thereon, compounded monthly, at the dividend rate applicable to the Preferred Stock as provided in this SECTION 4.3.1.1, for each succeeding full Monthly Dividend Period during which such dividends shall remain unpaid.

               Notwithstanding anything to the contrary in this SECTION 4.3, in the event any redemption or liquidation occurs as of a date other than on a Dividend Payment Date, the holder of Preferred Stock shall be paid, out of funds legally available therefor, a pro rata dividend equal to the dividend payable for that Monthly Dividend Period multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last Dividend Payment Date and the denominator of which is the number of days in the Monthly Dividend Period in which the redemption or liquidation occurs. For this purpose, and all other calculations of dividends hereunder, each year shall be deemed to consist of 360 days.

               4.3.1.2 The amount of any dividends accrued on any share of the Preferred Stock on any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such Dividend Payment Date, whether or not earned or declared. The amount of dividends accrued on any share of the Preferred Stock on any date other than a Dividend Payment Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Payment Date, whether or not earned or declared, and (ii) an amount determined by multiplying
(x) the dividend payable for the Monthly Dividend Period during which such date falls by (y) a fraction, the numerator of which shall be the number of days from the last preceding Dividend Payment Date to and including the date on which such calculation is made and the denominator of which shall be the full number of days in such Monthly Dividend Period.

               4.3.1.3 Immediately prior to authorizing or making any distribution in redemption or liquidation with respect to the Preferred Stock (other than a purchase or acquisition of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock), the Board of Directors shall, to the extent of any funds legally available therefor, declare a dividend in cash on the Preferred Stock payable on the distribution date in an amount equal to any accrued and unpaid dividends on the Preferred Stock as of such date.

               4.3.1.4 Except as provided under SUBSECTION 4.3.1.5, the Corporation shall not declare or pay any dividend or make any other distribution on any shares of Parity Stock or Junior Stock (other than dividends payable in Parity Stock or Junior Stock, as the case may be, to holders thereof) or purchase, redeem or otherwise acquire for consideration any shares of Parity Stock or Junior Stock, unless all aggregate accrued dividends on all outstanding shares of Preferred Stock shall have been paid for all past periods.

               4.3.1.5 If any dividends shall have been declared but not paid in full or funds set apart for payment in full on the payment date for such dividends on the outstanding shares of the Preferred Stock and any Parity Stock that is equal in rank as to dividends, then, to the extent
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any dividends are thereafter paid or set apart for payment on the outstanding shares of the Preferred Stock or such Parity Stock, the money for such payment or so set aside shall be shared ratably by the holders of the outstanding shares of the Preferred Stock and the holders of the outstanding Parity Stock in proportion to the respective unpaid dividends.

          4.3.2 VOTING RIGHTS.

               4.3.2.1 The holders of Preferred Stock shall have no voting rights whatsoever, except as set forth below in SUBSECTIONS 4.3.2.2. AND 4.3.2.3 or as otherwise existing under applicable law.

               4.3.2.2 So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting as a separate class, take any action to:

                    4.3.2.2.1 approve an agreement or plan of merger or consolidation or conversion under which the Corporation is to merge or consolidate with or into any other corporation or convert into any other business entity, if such merger, consolidation or conversion would require the approval of the holders of the Common Stock under applicable state law or the rules of the New York Stock Exchange, Inc.;

                    4.3.2.2.2 approve any sale or transfer of all or substantially all of the assets of the Corporation;

                    4.3.2.2.3 create, authorize or issue any share of any series or class of Prior Stock or Parity Stock, including the issuance of any debt securities, stock or other security convertible into any class or series of Prior Stock or Parity Stock;

                    4.3.2.2.4 repurchase, redeem or retire any shares of Preferred Stock or Parity Stock except pursuant to any provision of this SECTION 4.3;

                    4.3.2.2.5 repurchase, redeem or retire any shares of Common Stock or Junior Stock;

                    4.3.2.2.6 amend, alter or repeal any of the provisions of the Articles of Incorporation or this SECTION 4.3, if such amendment, alteration or repeal would adversely affect any privilege, preference, right or power of the Preferred Stock or the holders thereof;

                    4.3.2.2.7 increase or decrease the authorized number of shares of Preferred Stock;

                    4.3.2.2.8 authorize or pay any dividend or other distribution (other than dividends payable to the holders of Preferred Stock as contemplated by SUBSECTION 4.3.1.1 with respect to the Preferred Stock or the Common Stock; or
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                    4.3.2.2.9 incur any Indebtedness other than pursuant to the
Current Bank Facility; PROVIDED, HOWEVER, that the Corporation shall be permitted, at its option, to increase its Indebtedness under the Current Bank Facility to up to an aggregate of $200,000,000 without the approval of the holders of the Preferred Stock as provided herein.

               4.3.2.3 In addition to the special voting rights provided in SUBSECTIONS 4.3.2.2 above, the holders of the Preferred Stock shall also have the right to vote as a separate class on any matter if required by the Colorado Business Corporation Act or any successor statute.

          4.3.3 LIQUIDATION RIGHTS.

               4.3.3.1 In the event of a Liquidation, the holders of Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to stockholders and before any payment shall be made or any assets distributed to the holders of Junior Stock, an amount per share equal to the sum in cash of (i) $1,000 (the "LIQUIDATION PREFERENCE"), plus (ii) on a per share basis, an amount equal to all dividends, if any, accumulated and unpaid, whether or not declared or earned, as of the date of the final distribution to the holders of the Preferred Stock. If the Corporation at any time after the Issuance Date effects a subdivision of the outstanding Preferred Stock, the Liquidation Preference for the Preferred Stock in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation at any time after the Issuance Date effects a combination of the Preferred Stock, the Liquidation Preference for the Preferred Stock in effect immediately before the combination shall be proportionately increased. Any such adjustment to the Liquidation Preference shall become effective at the time the subdivision or combination becomes effective.

               4.3.3.2 After payments to the holders of Preferred Stock of the amounts set forth in SUBSECTION 4.3.3.1 above and the simultaneous payment of all amounts owning to holders of Parity Stock, if any, the remaining assets of the Corporation shall first be distributed to the holders of all Junior Stock in accordance with the Articles of Incorporation, and then the holders of the Corporation's Common Stock shall be entitled to share in all of the remaining assets and funds of the Corporation ratably in proportion to the number of shares of Common Stock then outstanding.

               4.3.3.3 If, upon any Liquidation, the assets to be distributed among the holders of Preferred Stock and any Parity Stock that is of equal rank as to distributions of assets shall be insufficient to permit payment to such holders of the full amounts to which they shall be entitled, the holders of Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in accordance with the percentage which would be payable if all such amounts were paid in full.

               4.3.3.4 The Corporation shall provide written notice to each holder of Preferred Stock at least 20 days prior to any event of Liquidation or a Change of Control.
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               4.3.3.5 For purposes of this SECTION 4.3.3, the holders of a majority of the Preferred Stock may elect to have treated as a Liquidation: (i) the consolidation or merger of the Corporation with or into any other corporation or any other reorganization of the Corporation, unless the stockholders of the Corporation immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any stockholder or the Corporation owned immediately prior to such merger or consolidation as a stockholder of another party to the transaction shall be disregarded); or (ii) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation.

          4.3.4 REDEMPTION.

               4.3.4.1 OPTIONAL REDEMPTION. The Corporation may, by written notice to holders of the Preferred Stock, redeem all such shares for an amount per share equal to (x) the Liquidation Preference, plus (y) on a per share basis, an amount equal to all dividends, if any, accumulated and unpaid whether or not declared or earned (including any dividends therein calculated through the date of redemption). Such notices shall specify the date of the redemption, which shall be not more than five business days after receipt of the notice.

               4.3.4.2 MANDATORY REDEMPTION AT ELECTION OF PREFERRED STOCK. From and after the earlier of (i) June 30, 2001 and (ii) consummation of an Approved Offering, the Corporation shall be obligated to redeem and shall promptly redeem all of the shares of Preferred Stock, upon written request by the holders of a majority of the issued and outstanding shares of Preferred Stock, for an amount per share equal to (x) the Liquidation Preference, plus (y) on a per share basis, an amount equal to all dividends, if any, accumulated and unpaid, whether or not declared or earned (including any dividends thereon calculated through the date of redemption) (the "MANDATORY REDEMPTION OBLIGATION"). Payment in full of the Mandatory Redemption Obligation shall be due and payable within five business days of receipt of the redemption request.

               4.3.4.3 FAILURE TO MAKE PAYMENT. If and so long as the Mandatory Redemption Obligation with respect to Preferred Stock shall not fully be discharged, the Corporation shall not, directly or indirectly, declare or pay any dividend or make any distributions on, or purchase, redeem or retire, or satisfy any mandatory or optional redemption, sinking fund or other similar obligation in respect of, any Parity Stock or Junior Stock or warrants, rights or options exercisable for any such Parity Stock or Junior Stock (other than dividends or distributions payable in a particular class or series of such Parity Stock or Junior Stock, as the case may be, to holders thereof), except that the Corporation may redeem Parity Stock that is also subject to mandatory redemption provisions at such time on a pro rata basis with any required redemption of the Preferred Stock based on the relative required redemption payment amounts.

          4.3.5 CERTAIN DEFINITIONS. For purposes of this SECTION 4.3, the following terms have the following meanings:
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          "APPROVED OFFERING" shall mean the consummation of an underwritten public offering of Common Stock of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (or any successor provision), with a concurrent listing on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Stock Market, Inc. that results in gross proceeds to the Corporation (before deduction of underwriting discounts and expenses of sale) of not less than $20,000,000.

          "COMMON STOCK" shall mean, the common stock, no par value, of the Corporation.

          "CURRENT BANK FACILITY" shall mean the First Amendment to Amended and Restated Credit Agreement dated effective as of September 15, 2000 by and among Hibernia National Bank, BNP-Paribas, Wells Fargo Bank Texas, NA, Bank One, NA, Fleet National Bank, Bank of Scotland and the Corporation, as amended from time to time.

          "ISSUANCE DATE" shall mean the actual initial date of issuance of the Preferred Stock.

          "INDEBTEDNESS" shall mean with respect to any person, without duplication, (i) all liabilities of such person for borrowed money (including overdrafts), excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (ii) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (iii) all Indebtedness referred to in clauses (i) and (ii) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness, (iv) all guaranteed debt of such person, (v) all redeemable capital stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (vi) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (v) above.

          "JUNIOR STOCK" shall mean all Common Stock and all other shares of stock of any other class of the Corporation, whether or not presently authorized, ranking as to redemption, payment of dividends or distribution of assets junior to the Preferred Stock.
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          "LIQUIDATION" shall mean any voluntary and involuntary liquidation, dissolution or winding up of the Corporation (including without limitation a liquidation or reorganization under Chapter 11 of the United States Bankruptcy Code, as amended and as may hereinafter be amended.)

          "PARITY STOCK" shall mean all stock of the Corporation, whether or not presently authorized, ranking, as to redemption, payment of dividends or distribution of assets, on a parity with the Preferred Stock.

          "PRIOR STOCK" shall mean all stock of the Corporation ranking, as to redemption, conversion, payment of dividends or distribution of assets, prior to the Preferred Stock.

          4.3.6 PROHIBITION AGAINST REISSUANCE OF SHARES OF PREFERRED STOCK. Any shares of Preferred Stock that are repurchased or otherwise acquired by the Corporation may not be reissued by the Corporation.
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                                    AMENDMENT

     Section 4.2 is hereby amended to reduce the number of shares of Preferred Stock which the Corporation shall have authority to issue by 100,000 to 24,900,000 shares. All references in Section 4.2 to the number of shares of Preferred Stock which the Corporation shall have authority to issue shall be changed to 24,900,000.

     Section 4.3 is hereby deleted in its entirety.